UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2015

NPC RESTAURANT HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-180524-04 (Commission File Number)	20-4509045 (I.R.S. Employer Identification No.)

7300 West 129th Street
Overland Park, Kansas 66213
(Address of principal executive office)(Zip Code)

(913) 327-5555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Current Report on Form 8-K/A (this "Amendment") updates information disclosed in the Current Report on Form 8-K filed on September 25, 2015 (the "Original Form 8-K") by NPC Restaurant Holdings, LLC ("NPC") regarding the appointment of J.D. Hedrick as Chief Operating Officer of NPC International, Inc. (the "Company"). The sole purpose of this Amendment is to disclose additional elements of Mr. Hedrick's compensation arrangement that were approved by the Compensation Committee (the "Committee") of the Company's Board of Directors after the date of the Original Form 8-K, and this Amendment does not affect the accuracy of the information provided, and no other information is modified or amended, in the Original Form 8-K.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 16, 2015, the Committee approved a promotion bonus to Mr. Hedrick in connection with his promotion to the Chief Operating Officer of the Company. The promotion bonus is a one-time cash payment of $179,308.02, which bonus amount shall be paid net of all applicable withholding (the "Promotion Bonus"). In addition, the Committee approved the grant of a right to receive a one-time cash transactional bonus of $100,000.00, to be grossed up for all taxes payable by Mr. Hedrick, which transaction bonus will vest and become payable if Mr. Hedrick remains continuously employed with the Company through a Change of Control (as the term is defined in the Company's 2011 Stock Option Plan (the "Plan")) (the "Transaction Bonus"). The Committee also approved an arrangement with Mr. Hedrick whereby the Company will (i) withhold an aggregate amount equal to $100,000 from the Promotion Bonus and deem such amount paid by Mr. Hedrick in respect of the exercise for 1,000 Series 3 Option Shares pursuant to Mr. Hedrick's existing option to purchase Series 3 Option Shares under the Plan and (ii) withhold an aggregate amount equal to $100,000 from the Transaction Bonus and deem such amount paid by Mr. Hedrick in respect of the exercise of 1,000 Series 3 Option Shares immediately prior to the effective time of a Change of Control. The exercise and payment with respect to the Transaction Bonus is subject to Mr. Hedrick holding an option for such Series 3 Option Shares under the Plan at the time of a Change of Control.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NPC RESTAURANT HOLDINGS, LLC

By:	/s/ Troy D. Cook
Troy D. Cook
Executive Vice President—Finance and Chief Financial Officer

Date: October 22, 2015